EXHIBIT 99.1

Investor Contact:	Press Contact:
Nik Singhal	Brian Beades
212.810.5427	212.810.5596

BlackRock Capital Investment Corporation Reports Financial Results for the Quarter Ended September 30, 2021, Declares Quarterly Cash Distribution of $0.10 per Share

•	GAAP Net Investment Income (“GAAP NII”) was $4.9 million, or $0.07 per share, up 1.4% from the second quarter, providing third quarter distribution coverage of 66%, up from 65% in the second quarter.
•

Adjusted Net Investment Income (“Adjusted NII”) was $6.2 million, or $0.08 per share, up 28.1% from the second quarter, providing third quarter distribution coverage of 84%, up from 65% in the second quarter. Adjusted NII excludes the “hypothetical liquidation” basis capital gains incentive fee accrual required under GAAP of $1.3 million in the third quarter and zero in the second quarter (refer to Supplemental Information for further details). GAAP NII and Adjusted NII also benefited from fee and other one-time income of $0.01 per share.

•

Net Asset Value (“NAV”) increased to $350.9 million, up 1.1% from $347.2 million at the end of the second quarter; NAV per share increased 1.3% to $4.74 per share from $4.68 per share, primarily driven by net realized and unrealized gains of $6.7 million during the quarter.

•

Strong gross deployments in senior secured debt of $62.8 million with eight new portfolio companies added during the third quarter, offset by gross repayments/exits of $61.6 million including $19.6 million in cash proceeds from the disposal of SVP equity as previously disclosed on Form 8-K.

•

Net leverage of 0.57x as of September 30, 2021 was up slightly from 0.56x as of June 30, 2021. Total liquidity for portfolio company investments, including cash, was approximately $218 million, subject to leverage and borrowing base restrictions.

•

Under the existing share repurchase program, 133,039 shares were repurchased during the third quarter for approximately $0.5 million at an average price of $4.00 per share, including brokerage commissions.

•

Subsequent to September 30, 2021, junior capital exposure was further reduced after a return of capital distribution of $18.3 million was received from BCIC Senior Loan Partners (“SLP”) primarily with proceeds from SLP’s sale of the Crown Paper first lien loan. The remaining portfolio of SLP consists of first lien loans in two portfolio companies with an estimated FMV of $13.3 million.

New York, November 3, 2021 – BlackRock Capital Investment Corporation (NASDAQ:BKCC) (“BCIC” or the “Company,” “we,” “us” or “our”) announced today that its Board of Directors declared a quarterly distribution of $0.10 per share, payable on January 6, 2022 to stockholders of record at the close of business on December 16, 2021.

“We continued our positive momentum in the third quarter, deploying $63 million of new capital, growing our investment portfolio by $9 million, increasing our Adjusted NII by 28.1% and delivering a 1.1% increase in NAV.  We have substantially completed our strategic rotation out of non-core, legacy assets, while building the portfolio for stable, long-term strength. Through the first nine months of the year, we have deployed over $206 million on a gross basis, including investments in 35 new portfolio companies, setting the stage for continued improvement in our results for our stockholders,” said James E. Keenan, Chairman and Interim CEO of the Company.

“We continue to draw upon the power of the BlackRock platform to identify compelling new opportunities with solid risk-adjusted returns, focusing on senior secured debt - and first lien loans in particular. During the third quarter of 2021, 88% of our investment dollars were in first lien term loans. Approximately 68% of the portfolio now consists of first lien investments, which has doubled from 34% at the end of 2019,” Mr. Keenan added.

	Three Months Ended September 30, 2021
	$ in Millions	%
Deployments
First Lien Debt	56	88%
Second Lien Debt	7	12%
Repayments/Exits
Non-Core & Junior Capital	20	33%
Other Core Assets	42	67%

“We remain focused on further diversifying the portfolio to capitalize on a broader range of sectors and opportunities, and also to safeguard against potential challenges in any given industry.” We ended the third quarter with 78 portfolio companies, up from 74 in the prior quarter and 47 at the end of 2019. This represents remarkable progress – and we anticipate making more headway in the fourth quarter of 2021 and in the new year,” said Mr. Keenan.

	Pro Forma[3] September 30, 2021	September 30, 2021	December 31, 2020	December 31, 2019
Portfolio Composition
First Lien Debt	70%	68%	50%	34%
Second Lien Debt	21%	20%	27%	23%
Junior Capital[1]	9%	12%	23%	43%

Portfolio Company Count	78	78	55	47
Non-Core Assets
Portfolio Company Count[2]	5	5	6	9
Fair Market Value ("FMV", in Millions)	26	26	42	120
% of investments, at FMV	5%	5%	9%	16%

______________________________________

[1]	Includes unsecured/subordinated debt and equity investments.
[2]	Excludes portfolio companies with zero FMV.
[3]

Represents portfolio information on a pro forma basis following the return of capital of $18.3 million received from SLP subsequent to September 30, 2021. The pro forma amounts are calculated by reducing SLP FMV by $18.3 million from the portfolio at September 30, 2021.

“Our net leverage increased slightly to 0.57x at the end of the third quarter from 0.56x in the second quarter. We continue to have ample leverage capacity as we pursue further portfolio growth in the coming quarters, which we expect will be accretive to NII and provide increased dividend coverage for our stockholders,” Mr. Keenan concluded.

Financial Highlights

	Q3 2021		Q2 2021		Q3 2020
($'s in millions, except per share data)	Total Amount	Per Share	Total Amount	Per Share	Total Amount	Per Share

Net Investment Income/(loss)	$4.9	$0.07	$4.8	$0.07	$8.5	$0.12
Net realized and unrealized gains/(losses)	$6.7	$0.09	$27.2	$0.36	$(35.7)	$(0.51)
Basic earnings/(losses)	$11.6	$0.16	$32.0	$0.43	$(27.2)	$(0.39)
Distributions declared	$7.4	$0.10	$7.4	$0.10	$7.0	$0.10
Net Investment Income/(loss), as adjusted[1]	$6.2	$0.08	$4.8	$0.07	$8.5	$0.12
Basic earnings/(losses), as adjusted[1]	$12.9	$0.17	$32.0	$0.43	$(27.2)	$(0.39)

______________________________________

[1]	Non-GAAP basis financial measure, excluding hypothetical liquidation basis capital gain incentive fee accrual under GAAP. See Supplemental Information.

($'s in millions, except per share data)	September 30, 2021	June 30, 2021	December 31, 2020	September 30, 2020

Total assets	$575.9	$571.7	$511.7	$621.4
Investment portfolio, at fair market value	$558.1	$549.3	$479.0	$609.0
Debt outstanding	$201.4	$193.9	$179.8	$305.0
Total net assets	$350.9	$347.2	$315.0	$306.6
Net asset value per share	$4.74	$4.68	$4.23	$4.24
Net leverage ratio[1]	0.57x	0.56x	0.51x	0.98x

______________________________________

[1]	Calculated as the ratio between (A) debt, excluding unamortized debt issuance costs, less available cash and receivable for investments sold, plus payables for investments purchased, and (B) NAV.

Business Updates

•	Reduced Exposure in Non-core Legacy Portfolio:
o

As previously disclosed, the Company exited its equity position in SVP, resulting in proceeds of $19.6 million and newly issued equity of approximately $5.9 million. Refer to the Company’s Current Report on Form 8-K, filed with the SEC on August 5, 2021.

o

As of September 30, 2021, non-core legacy assets comprised approximately $26.0 million, or 5% of our total portfolio at FMV (five portfolio companies, excluding portfolio companies with zero FMV), as compared to 8% at the end of the second quarter of 2021 and 16% at the end of 2019. Out of the remaining 5% non-core legacy assets, approximately 68% were income generating debt investments.

•	Reduced Exposure in Other Junior Capital:
o

Subsequent to the third quarter, the Company received an $18.3 million return of capital from SLP primarily with sales proceeds of Crown Paper, an investment previously held by SLP. At September 30, 2021, SLP held first lien loans in two portfolio companies with an aggregate FMV of $13.3 million, after transacting the sale of debt investments in Crown Paper. BCIC owns 85% of the equity in SLP.

o

Other junior capital (unsecured debt and equity) exposure, excluding non-core assets, in the portfolio stood at 11% by FMV (or 8% on a pro forma basis with further return of capital from SLP described above), down from 21% at December 31, 2020 and 40% at December 31, 2019.

•

Share Repurchase Program: On November 3, 2020, the Company’s Board of Directors authorized the Company to purchase up to a total of 7,500,000 shares, effective until the earlier of November 2, 2021 or such time that all the authorized shares have been repurchased. During the quarter, 133,039 shares were repurchased for $532,288 at an average price of $4.00 per share, including brokerage commissions. As of September 30, 2021, 7,029,955 shares remained authorized for repurchase. Cumulative repurchases since BlackRock entered into the investment management agreement with the Company in early 2015 totaled approximately 8.7 million shares at an average price of $6.39 per share, including brokerage commissions, for a total of $55.7 million. Since the inception of our share repurchase program through September 30, 2021, we have purchased approximately 10.5 million shares at an average price of $6.49 per share, including brokerage commissions, for a total of $68.0 million. Additionally, on November 2, 2021, the Company’s repurchase plan expired with 7,003,428 shares remaining unpurchased and no longer authorized for purchase. On November 2, 2021, the Company’s Board of Directors adopted a new repurchase plan and authorized the Company to purchase up to a total of 8,000,000 shares, effective until the earlier of November 2, 2022 or such time that all of the authorized shares have been repurchased.

Third Quarter Financial Updates

•

GAAP NII was $4.9 million, or approximately $0.07 per share, for the three months ended September 30, 2021 (and Adjusted NII was $6.2 million or $0.08 per share). Relative to distributions declared of $0.10 per share, our NII distribution coverage was 66% (and Adjusted NII distribution coverage was 84%) for the quarter, up from 65% from the second quarter. As we continue to re-deploy capital into assets consistent with our core strategy, after successfully reducing our exposure to junior capital and non-core investments during 2020 and in the first nine months of 2021, we expect our earnings power to be accretive in the coming quarters.

•

NAV increased to $350.9 million at September 30, 2021, up 1.1% from $347.2 million at June 30, 2021. NAV per share increased 1.3% or $0.06 per share to $4.74 per share on a quarter-over-quarter basis, primarily driven by net realized and unrealized gains of $6.7 million during the quarter.

•

For the quarter ended September 30, 2021, we incurred management fees of $2.1 million, and incentive fees based on income of $0.1 million. The investment advisor has voluntarily waived the incentive fees based on income of $0.1 million, resulting in no net incentive fees for the period. Since March 2017, the investment advisor has waived $29.8 million of incentive fees on a cumulative basis.

•

GAAP requires that the capital gains incentive fee accrual consider unrealized capital appreciation, as a capital gains incentive fee would be payable if such unrealized capital appreciation were realized on a “hypothetical liquidation” basis. For the quarter ended September 30, 2021, a capital gains incentive fee of $1.3 million was accrued on that basis (refer to Supplemental Information below for further details). No amounts were due to the investment advisor for the period. There can be no assurance that such unrealized capital appreciation will actually be realized in the future, or that any accrued capital gains incentive fee will become payable under our investment management agreement or the Advisers Act. Amounts ultimately paid under the investment management agreement will be consistent with the formula reflected in the agreement.

Portfolio and Investment Activity*

	Three Months Ended
($’s in millions)	September 30, 2021	June 30, 2021	September 30, 2020

Investment deployments	$62.8	$88.9	$24.8
Investment exits	$61.6	$25.4	$24.6
Number of portfolio company investments at the end of period	78	74	55
Weighted average yield of debt and income producing equity securities, at FMV	8.4%	8.6%	9.8%
% of Portfolio invested in Secured debt, at FMV	88%	85%	61%
% of Portfolio invested in Unsecured debt, at FMV	5%	5%	27%
% of Portfolio invested in Equity, at FMV	7%	10%	12%
Average investment by portfolio company, at amortized cost	$8.2	$8.4	$13.5

*Balance sheet amounts and yield information above are as of period end

•	We deployed $62.8 million during the quarter while exits and repayments totaled $61.6 million, resulting in a $1.2 million net deployment.
▪	Deployments primarily consisted of eight new portfolio companies and thirteen investments/funding into existing portfolio companies, which are outlined as follows:

New Portfolio Companies

▪	$7.4 million L + 6.25% first lien term loan to Hanna Andersson, LLC, a direct-to-consumer children’s apparel brand;
▪	$6.7 million L + 6.25% first lien term loan and $0.8 million unfunded revolver to James Perse Enterprises, Inc., a luxury fashion apparel brand;
▪	$5.0 million L + 6.25% first lien term loan to OpenMarket Inc., a developer of a cloud communications platform designed to deliver mobile interactions between businesses and consumers;
▪

$2.8 million L + 6.50% first lien term loan, $0.3 million unfunded revolver and $0.3 million unfunded delayed draw term loan to Cybergrants Holdings, LLC, an enterprise SaaS platform that streamlines the process for employee grants management, employee engagement and volunteerism;

▪

$2.6 million L + 7.25% second lien term loan and $0.4 million unfunded delayed draw term loan to Thermostat Purchaser III, Inc., a provider of aftermarket repair and maintenance solutions for commercial heating, ventilation, and air condition (”HVAC”) equipment;

▪	$1.9 million L + 6.00% first lien delayed draw term loan to Greystone Affordable Housing Initiatives, LLC, a provider of bridge and mezzanine loans secured by multifamily and healthcare properties;
▪	$1.6 million L + 6.75% first lien term loan to Oversight Systems, Inc., a provider of artificial intelligence-based transaction analysis software; and
▪	$1.1 million L + 6.75% second lien term loan to VT TopCo, Inc., a provider of deposition and litigation support solutions.

Incremental Investments/funding in Existing Portfolio Companies

▪

$5.4 million of incremental funding to Razor Group GmbH, which includes $3.8 million of L + 9.00% first lien delayed draw term loan funding, and a $1.6 million first lien convertible term loan at a fixed rate of 7.00%;

▪	$5.0 million L + 6.75% first lien delayed draw term loan funding to FinancialForce.com, Inc.;
▪	$4.9 million L + 7.00% funding to Thras.io, LLC, including a $2.7 million incremental first lien term loan and $2.2 million funded delayed draw term loan (with $2.7 million unfunded);
▪	$3.4 million of incremental L + 7.25% first lien term loan to Keep Truckin, Inc.;
▪	$2.9 million of incremental L + 7.00% second lien term loan to MetroNet Systems Holdings, LLC;
▪	$2.1 million of incremental L + 7.50% first lien term loan to Whele, LLC;
▪	$2.1 million L + 6.25% first lien delayed draw term loan funding to Peter C. Foy & Associates Insurance Services, LLC;
▪	$1.7 million of incremental L + 9.25% first lien term loan to WorldRemit Group Ltd.;
▪	$1.6 million of incremental L + 7.00% first lien term loan to ESO Solutions, Inc.;
▪	$1.1 million of incremental L + 7.00% first lien term loan/delayed draw term loan funding to Rhode Holdings, Inc.;
▪	$1.1 million of incremental L + 8.00% first lien term loan to Pluralsight, Inc.;
▪	$1.0 million of incremental L + 6.75% first lien term loan/delayed draw term loan funding to Sonny’s Enterprises, LLC; and
▪	$0.8 million of incremental L + 9.00% second lien term loan to Team Services Group, LLC.
o	Sales, exits, and repayments were primarily concentrated in four complete exits in portfolio company investments, and one sale:
▪	$19.6 million of cash proceeds from the sale of SVP equity, a non-core legacy asset;
▪	$13.5 million full repayment of first lien term loan in Sphera Solutions, Inc.;
▪	$10.8 million full repayment of second lien term loan in GlobalTranz Enterprises, LLC;
▪	$7.7 million full repayment of first lien term loan in Paula’s Choice Holdings, Inc.; and
▪	$7.5 million full repayment of first lien term loan in Winshuttle, LLC.
•

During the quarter ended September 30, 2021, there were no new non-accrual investments. As of September 30, 2021, there were three non-accrual investment positions, representing approximately 4.3% and 14.0% of total debt and preferred stock investments, at fair value and cost, respectively, as compared to three non-accrual investment positions of approximately 4.4% and 14.5% of total debt and preferred stock investments at fair value and cost, respectively, at June 30, 2021. The weighted average internal investment rating of the portfolio at FMV at September 30, 2021 improved to 1.33 as compared to 1.37 at June 30, 2021 and 1.90 at December 31, 2020.

•	During the quarter ended September 30, 2021, net realized and unrealized gains were $6.7 million, primarily attributable to appreciation in portfolio valuations during the quarter.

Liquidity and Capital Resources

•

At September 30, 2021, we had $12.0 million in cash and cash equivalents and $206.0 million of availability under our credit facility, subject to leverage restrictions, resulting in approximately $218.0 million of availability for portfolio company investments. Committed but unfunded portfolio obligations at September 30, 2021 were $33.4 million (excluding the $4.2 million commitment to SLP, which is completely discretionary). We believe there is sufficient liquidity to meet all of the Company’s obligations and deploy new capital consistent with our strategy.

•

Net leverage, adjusted for available cash, receivables for investments sold, payables for investments purchased and unamortized debt issuance costs, was 0.57x at quarter-end, and our 270% asset coverage ratio provided the Company with additional debt capacity of $206.0 million under its asset coverage requirements, subject to borrowing capacity and borrowing base restrictions. Further, as of September 30, 2021, approximately 86% of our assets were invested in qualifying assets, exceeding the 70% regulatory requirement of a business development company.

•	For the third quarter of 2021, the Company declared a cash dividend of $0.10 per share, payable on January 6, 2022 to stockholders of record at the close of business on December 16, 2021.

Conference Call

BlackRock Capital Investment Corporation will host a webcast/teleconference at 10:00 a.m. (Eastern Time) on Thursday, November 4, 2021, to discuss its third quarter 2021 financial results. All interested parties are welcome to participate. You can access the teleconference by dialing, from the United States, (877) 502-9276 or from outside the United States, +1(313) 209-4906, 10 minutes before 10:00 a.m. and referencing the BlackRock Capital Investment Corporation Conference Call (ID Number 7302637). A live, listen-only webcast will also be available via the Investor Relations section of www.blackrockbkcc.com. This teleconference can also be accessed using Microsoft Edge, Google Chrome, or Firefox via this link: BlackRock Capital Investment Corporation Third Quarter 2021 Earnings Call. Once clicked-on, please enter your information to be connected. Please note that the link becomes active fifteen minutes prior to the scheduled start time.

Both the teleconference and webcast will be available for replay by 1:00 p.m. on Thursday, November 4 and ending at 1:00 p.m. on Thursday, November 18, 2021.  To access the replay of the teleconference, callers from the United States should dial (888) 203-1112 and callers from outside the United States should dial +1(719) 457-0820 and enter the Conference ID Number 7302637.  To access the webcast, please visit the investor relations section of www.blackrockbkcc.com.

Prior to the webcast/teleconference, an investor presentation that complements the earnings conference call will be posted to BlackRock Capital Investment Corporation’s website within the Presentations section of the Investors page (https://www.blackrockbkcc.com/investors/news-and-events/disclaimer).

About BlackRock Capital Investment Corporation

BlackRock Capital Investment Corporation is a business development company that provides debt and equity capital to middle-market companies.

The Company's investment objective is to generate both current income and capital appreciation through debt and equity investments. We invest primarily in middle-market companies in the form of senior debt securities and loans, and our investment portfolio may include junior secured and unsecured debt securities and loans, each of which may include an equity component.

BlackRock Capital Investment Corporation

Consolidated Statements of Assets and Liabilities

	September 30, 2021	December 31, 2020
Assets	(Unaudited)
Investments at fair value:
Non-controlled, non-affiliated investments (cost of $494,672,826 and $369,079,320)	$500,450,078	$354,957,936
Non-controlled, affiliated investments (cost of $5,075,822 and $20,927,907)	4,267,127	13,099,313
Controlled investments (cost of $143,128,356 and $216,768,227)	53,392,393	110,968,227
Total investments at fair value (cost of $642,877,004 and $606,775,454)	558,109,598	479,025,476
Cash and cash equivalents	11,992,164	23,332,831
Interest, dividends and fees receivable	3,248,380	2,138,304
Deferred debt issuance costs	1,626,431	1,374,115
Receivable for investments sold	32,939	5,439,507
Prepaid expenses and other assets	930,371	409,357
Total assets	$575,939,883	$511,719,590
Liabilities
Debt (net of deferred issuance costs of $660,964 and $1,360,356)	$201,400,204	$179,798,037
Payable for investments purchased	8,367,467	9,193,917
Distributions payable	7,405,845	—
Interest and debt related payables	2,378,419	502,682
Management fees payable	2,086,219	2,313,447
Income incentive fees payable	—	1,849,597
Accrued capital gains incentive fees	1,291,952	—
Accrued administrative expenses	333,057	389,064
Accrued expenses and other liabilities	1,802,169	2,662,569
Total liabilities	225,065,332	196,709,313
Net assets
Common stock, par value $.001 per share, 200,000,000 common shares authorized, 84,478,251 and 84,478,251 issued and 73,996,620 and 74,466,665 outstanding	84,478	84,478
Paid-in capital in excess of par	858,079,713	858,079,713
Distributable earnings (losses)	(439,289,064)	(476,857,055)
Treasury stock at cost, 10,481,631 and 10,011,586 shares held	(68,000,576)	(66,296,859)
Total net assets	350,874,551	315,010,277
Total liabilities and net assets	$575,939,883	$511,719,590
Net assets per share	$4.74	$4.23

BlackRock Capital Investment Corporation

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Investment income
Interest income (excluding PIK):
Non-controlled, non-affiliated investments	$11,247,240	$7,543,251	$28,507,317	$23,265,815
Non-controlled, affiliated investments	—	114,250	11,867	357,724
Controlled investments	—	5,707,147	718,571	16,609,577
PIK income:
Non-controlled, non-affiliated investments	436,929	1,303,323	2,033,318	3,757,448
Non-controlled, affiliated investments	123,521	118,529	360,535	340,318
Controlled investments	—	—	—	1,053,664
Dividend income:
Non-controlled, affiliated investments	—	—	71,500	—
Controlled investments	483,038	1,496,818	1,531,013	6,970,469
Other income:
Non-controlled, non-affiliated investments	223,598	14,139	410,588	77,393
Non-controlled, affiliated investments	—	1,451	—	4,322
Controlled investments	—	3,186	—	67,526
Total investment income	12,514,326	16,302,094	33,644,709	52,504,256
Operating expenses
Interest and other debt expenses	2,973,408	3,668,242	8,695,681	12,239,957
Management fees	2,086,219	2,481,836	5,661,669	8,486,385
Incentive fees on income	79,383	1,492,248	79,383	5,025,386
Incentive fees on capital gains(1)	1,291,952	—	1,291,952	—
Administrative expenses	333,057	379,650	970,058	1,068,915
Professional fees	301,976	461,851	968,969	1,531,708
Insurance expense	204,197	203,794	605,158	446,637
Director fees	158,125	157,500	464,375	494,750
Investment advisor expenses	87,500	87,500	262,500	262,500
Other operating expenses	167,737	334,586	781,251	1,058,182
Total expenses, before incentive fee waiver	7,683,554	9,267,207	19,780,996	30,614,420
Incentive fee waiver	(79,383)	(1,492,248)	(79,383)	(5,025,386)
Expenses, net of incentive fee waiver	7,604,171	7,774,959	19,701,613	25,589,034
Net investment income(1)	4,910,155	8,527,135	13,943,096	26,915,222
Realized and Unrealized Gain (Loss):
Net realized gain (loss):
Non-controlled, non-affiliated investments	22,048,077	(18,151)	21,408,576	(12,329,417)
Non-controlled, affiliated investments	—	—	(7,989,591)	(43,774,013)
Controlled investments	524,445	(59,194,744)	(10,515,629)	(59,194,744)
Net realized gain (loss)	22,572,522	(59,212,895)	2,903,356	(115,298,174)
Net change in unrealized appreciation (depreciation):
Non-controlled, non-affiliated investments	(17,434,641)	7,840,464	19,898,636	(8,101,976)
Non-controlled, affiliated investments	31,709	496,668	7,019,899	34,674,826
Controlled investments	1,522,554	15,037,776	16,349,397	(51,752,433)
Foreign currency translation	—	147,185	(285,360)	(189,875)
Net change in unrealized appreciation (depreciation)	(15,880,378)	23,522,093	42,982,572	(25,369,458)
Net realized and unrealized gain (loss)	6,692,144	(35,690,802)	45,885,928	(140,667,632)
Net Increase (Decrease) in Net Assets Resulting from Operations	$11,602,299	$(27,163,667)	$59,829,024	$(113,752,410)
Net Investment Income Per Share—basic(1)	$0.07	$0.12	$0.19	$0.39
Earnings (Loss) Per Share—basic(1)	$0.16	$(0.39)	$0.81	$(1.65)
Weighted Average Shares Outstanding—basic	74,081,693	70,086,236	74,221,550	68,943,459
Net Investment Income Per Share—diluted(1)	$0.07	$0.12	$0.19	$0.39
Earnings (Loss) Per Share—diluted(1)	$0.15	$(0.39)	$0.73	$(1.65)
Weighted Average Shares Outstanding—diluted	91,075,430	87,079,973	91,215,287	85,937,196

(1)

Net investment income and per share amounts displayed above are net of the accrual for incentive fees on capital gains which is reflected on a hypothetical liquidation basis in accordance with GAAP for the three and nine month periods ended September 30, 2021. Refer to Supplemental Information section below for further details and as adjusted figures that reflect that there were no incentive fees on capital gains realized and payable to the Advisor during such periods.

Supplemental Information

The Company reports its financial results on a generally accepted accounting principles (“GAAP”) basis; however, management believes that evaluating the Company’s ongoing operating results may be enhanced if investors have additional non-GAAP basis financial measures. Management reviews non-GAAP financial measures to assess ongoing operations and, for the reasons described below, considers them to be effective indicators, for both management and investors, of the Company’s financial performance over time. The Company’s management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

Incentive management fees based on income are calculated for each calendar quarter and are paid on a quarterly basis if certain thresholds are met. For the period July 1, 2019 through September 30, 2021, BCIA has voluntarily waived a portion of its incentive fees based on income. The Company records its liability for incentive management fees based on capital gains by performing a hypothetical liquidation basis calculation at the end of each reporting period, as required by GAAP, which assumes that all unrealized capital appreciation and depreciation is realized as of the reporting date. It should be noted that Incentive Fees based on capital gains (if any) are not due and payable until the end of the annual measurement period, or every June 30. The incremental incentive management fees disclosed for a given period are not necessarily indicative of actual full year results. Changes in the economic environment, financial markets and other parameters used in determining such estimates could cause actual results to differ and such differences could be material. There can be no assurance that unrealized capital appreciation and depreciation will be realized in the future, or that any accrued capital gains Incentive Fee will become payable. Incentive Fee amounts on capital gains actually paid by the Company will specifically exclude consideration of unrealized capital appreciation, consistent with requirements under the Advisers Act and the Company’s investment management agreement. For a more detailed description of the Company’s incentive management fee, please refer to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2020, on file with the Securities and Exchange Commission ("SEC").

Computations for the periods below are derived from the Company's financial statements as follows:

	Three Months Ended		Nine Months Ended
	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
GAAP Basis:
Net Investment Income	$4,910,155	$8,527,135	$13,943,096	$26,915,222
Net Investment Income per share	0.07	0.12	0.19	0.39
Addback: GAAP incentive fee based on capital gains	1,291,952	—	1,291,952	—
Addback: GAAP incentive fee based on Income net of incentive fee waiver	—	—	—	—
Pre-Incentive Fee[1]:
Net Investment Income	$6,202,107	$8,527,135	$15,235,048	$26,915,222
Net Investment Income per share	0.08	0.12	0.21	0.39
Less: Incremental incentive fee based on Income net of incentive fee waiver	—	—	—	—
As Adjusted[2]:
Net Investment Income	$6,202,107	$8,527,135	$15,235,048	$26,915,222
Net Investment Income per share	0.08	0.12	0.21	0.39

Note: The NII amounts for the three and nine months ended September 30, 2021 are net of incentive fees based on income and an incentive fee waiver in the amount of $79,383 for both periods. The NII amounts for the three and nine months ended September 30, 2020 are net of incentive fees based on income and an incentive fee waiver in the amount of $1,492,248 and $5,025,386, respectively.

[1]	Pre-Incentive Fee: Amounts are adjusted to remove all incentive fees. Such fees have been accrued but are not due and payable at the reporting date.
[2]

As Adjusted: Amounts are adjusted to remove the GAAP accrual for incentive fee based on capital gains, and to include only the incremental incentive fee based on income. Adjusted amounts reflect the fact that no Incentive Fee on capital gains was realized and payable to the Advisor during the three and nine months periods ended September 30, 2021 and 2020, respectively. Under the Company’s investment management agreement, incentive fee based on income is calculated for each calendar quarter and may be paid on a quarterly basis if certain thresholds are met. Amounts reflect the Company's ongoing operating results and reflect the Company's financial performance over time.

Forward-looking statements

This press release, and other statements that BlackRock Capital Investment Corporation may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock Capital Investment Corporation’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock Capital Investment Corporation cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which may change over time. Forward-looking statements speak only as of the date they are made, and BlackRock Capital Investment Corporation assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in BlackRock Capital Investment Corporation’s SEC reports and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) our future operating results; (2) our business prospects and the prospects of our portfolio companies; (3) the impact of investments that we expect to make; (4) our contractual arrangements and relationships with third parties; (5) the dependence of our future success on the general economy and its impact on the industries in which we invest; (6) the financial condition of and ability of our current and prospective portfolio companies to achieve their objectives; (7) our expected financings and investments; (8) the adequacy of our cash resources and working capital, including our ability to obtain continued financing on favorable terms; (9) the timing of cash flows, if any, from the operations of our portfolio companies; (10) the impact of increased competition; (11) the ability of our investment advisor to locate suitable investments for us and to monitor and administer our investments; (12) potential conflicts of interest in the allocation of opportunities between us and other investment funds managed by our investment advisor or its affiliates; (13) the ability of our investment advisor to attract and retain highly talented professionals; (14) changes in law and policy accompanying the new administration and uncertainty pending any such changes; (15) increased geopolitical unrest, terrorist attacks or acts of war, which may adversely affect the general economy, domestic and local financial and capital markets, or the specific industries of our portfolio companies; (16) changes and volatility in political, economic or industry conditions, the interest rate environment, foreign exchange rates or financial and capital markets; (17) the unfavorable resolution of legal proceedings; and (18) the impact of changes to tax legislation and, generally, our tax position.

BlackRock Capital Investment Corporation’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC identifies additional factors that can affect forward-looking statements.

Available Information

BlackRock Capital Investment Corporation’s filings with the SEC, press releases, earnings releases and other financial information are available on its website at www.blackrockbkcc.com. The information contained on our website is not a part of this press release.